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                                                                      EXHIBIT 12


                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)

                                    UNAUDITED
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

                                                           Six Months
                                                           Ended June 30,
                                                           --------------
                                                         2000          1999
                                                         ----          ----

Income before income taxes                             $262,306      $228,968


Interest expense                                        195,769       161,283


Portion of rent estimated to represent the
    interest factor                                      47,130        41,930
                                                       --------      --------


Earnings before income taxes and fixed charges         $505,205      $432,181
                                                       ========      ========


Interest expense (including capitalized interest)      $197,416      $161,929


Portion of rent estimated to represent the
    interest factor                                      47,130        41,930
                                                       --------      --------


Fixed charges                                          $244,546      $203,859
                                                       ========      ========

Ratio of earnings to fixed charges                          2.1           2.1
                                                       ========      ========
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